Christopher & Lee Ong
Malaysia

11 February 2026

Fitness Fanatics Limited
Cricket Square
Hutchins Drive
PO Box 2681
Grand Cayman
KY1-1111
Cayman Islands

Dear Sirs,

RE: LEGAL OPINION IN RELATION TO FIT FOOD TECH SDN BHD (REGISTRATION NO. 202301048210 (1542124-D)) AS TO THE MALAYSIAN LAWS

In connection with: (a) the proposed initial public offering ("**Offering**") of 3,750,000Class A Ordinary Shares on a firm commitment basis, par value of US$0.000025 per Class A Ordinary Shares ("**Ordinary Shares**"), of Fitness Fanatics Limited ("**Listco**") as set forth in the Listco's registration statement on Form F-1, including all amendments thereto ("**Registration Statement**"), filed by the Listco with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering; and (b) the proposed listing of the Ordinary Shares of the Listco on NASDAQ ("**Proposed Listing**"), we have been requested to provide this legal opinion on matters relating to Fit Food Tech Sdn Bhd ("**Company**") in respect of the applicable laws and regulations of Malaysia ("**Opinion**"). The Company is incorporated in Malaysia and is wholly-owned by NW Group International Limited, which in turn is indirect wholly-owned by the Listco.

We act as the Malaysian legal advisers of the Listco and the Company in connection with the Proposed Listing, and are qualified to practice law in Malaysia and to issue this Opinion. This Opinion is limited to matters of the laws of Malaysia as in force and applied at the date of this Opinion. We have made no investigation of the laws of any other jurisdiction, and we do not express or imply any opinion as to any other law. We express no opinion as to matters of fact and express no opinion with respect to the commercial terms of the arrangement and transactions being the subject of this Opinion.

1. Assumptions

Our legal review has been undertaken on the following basis:

(i) The legal review has focused on a review of the documents and the searches which themselves may not contain all the information which may be relevant to the Company.

(ii) We have assumed that the documents comprise all the information and materials in existence which are relevant to the Company and unless otherwise indicated we have made no enquiry to ascertain whether all relevant documents and records have been supplied to us.

(iii) We have relied solely on the documents and the searches, assuming that the documents and all the information supplied by the Company which have bearing on any of the documents were, when supplied, and continue to be true, complete, accurate and not misleading up to the date of this Opinion and that the details or information revealed in the searches are up to date at the date of the searches conducted and have been properly and accurately recorded in the relevant public registers from which results of such relevant searches were obtained and accordingly we have not independently verified the documents nor any of the information supplied or revealed in the documents and the searches.

(iv) The searches carried out with any public register revealed all matters required by law to be notified to the relevant public register. Information contained therein is true, accurate and complete and remains so up till and including the date of this Opinion. Without prejudice to the foregoing, information disclosed in the searches is true, accurate and complete and reveals all matters which are capable of being revealed and are required to be notified to the relevant authority or bodies (notwithstanding that such matters may not in fact have been so notified or that any time limit for any such notification has not yet expired), has not since been altered and does not fail to disclose any information which had been delivered for filing but did not appear in the public file and was not disclosed at the time of the search.

(v) We have assumed that each of the documents are up to date, in full force and effect and has not been altered, modified, superseded, terminated or amended without expressly stating so therein or without our knowledge which may change or alter or affect our legal analysis, conclusion or any other matter set out in this Opinion. No information which is material in the context of our Opinion has been withheld from us by any party or omitted and the Company is not aware of any other information relevant to our Opinion which has not been provided to us.

(vi) All corporate records and other documents examined by us are genuine, authentic, true, complete, up to date and accurate and, without limitation, the minutes of meetings examined by us accurately and correctly record the business of, and resolutions passed at, any such meetings and no relevant corporate records have been omitted or withheld from us. All such corporate records and documents remain in full force and effect and have not been amended, superseded, varied, cancelled, rescinded or terminated.

(vii) All notices of meetings evidenced in minutes that we reviewed have been properly given and these meetings were validly convened, constituted and held and all applicable requirements of the law in relation to such meetings were complied with.

(viii) The Company is a commercial enterprise with commercial objectives and is not an agent or instrument or otherwise controlled by or affiliated with any state or government and is not a state or part of a state or government.

(ix) We have assumed that all copies of documents reviewed by us conform to the originals and we have assumed the genuineness of all signatures and company seals and chops. If unsigned documents have been supplied to us, validly executed versions of such documents exist and such validly executed documents conform to the unsigned reviewed documents examined.

(x) We have assumed that each contracting party to a document has the right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under the relevant document.

(xi) None of the directors or other officer of any company has been disqualified or restrained from acting in such capacity under Malaysian law and none of them has done any act or omitted to do anything which may lead to their office or appointment being vacated or terminated whether under the constitutional documents of the Company or otherwise.

(xii) Except where it has been expressly brought to our attention or is apparent from the face of the relevant documents that a document has been amended but copies of agreements or composites of agreements incorporating subsequent amendments have not been provided, we have assumed that such agreements are subsisting, complete and include all amendments or alterations to such agreements. In the case of any documents from which extracts only have been supplied to us, the extracts do not give a misleading view of the document as a whole.

(xiii) The provision of documents and information to us does not result in any breach of confidentiality obligations or any contractual terms, arrangements, laws or regulations to which the Company is subject to.

(xiv) All licences, permits, applications and approvals obtained have been validly obtained and all application and renewal fees, costs, charges, taxes and other action or steps required for the maintenance of any licences, applications, permits or consents have been duly paid or performed on time.

(xv) All documents have been validly stamped and filed (to the extent required) and there are no penalties or fines for late / inadequate stamping or filing (except as noted by us on the basis of this Opinion, if any).

(xvi) We have not reviewed any financial, taxation, accounting (whether historical, projected or otherwise), information on profitability, viability or reputation, technical information and investment considerations, companies incorporated outside Malaysia, business conducted outside Malaysia or matters governed by any foreign law, all other information which are within the scope of expertise of other advisers such as the tax agent, reporting accountants, independent market researcher, independent internal control consultants or valuers.

(xvii) The entering into of the documents (which constitute contract or agreement) by the parties named therein is in the commercial benefit of such parties.

(xviii) The documents (where applicable) were executed on behalf of the Company by its duly authorised personnel who has the legal capacity and power and authority to sign such documents.

(xix) We have not conducted or instructed any person to conduct on our behalf any further searches since the respective dates of the Searches, and we have assumed that further searches would not reveal any circumstances or information which would require an amendment to this opinion.

(xx) Where no source documents are readily available for our examination, we have relied on assertions and representations made by the directors, management and officers / employees of the Company in our due diligence review, and we rely on the truth, correctness and accuracy of all such assertions and representations provided by the directors, management and officers / employees of the Company.

(xxi) Unless disclosed to us prior to the date of this Opinion, all confirmations given by the Company to us prior to the date of this Opinion remains at all times true and accurate up to the date of this Opinion and there is no change to any such confirmation given on or prior to the date of this Opinion which may affect our reliance in this Opinion on any such confirmation or which may change or alter or affect our legal analysis, conclusion or any other matter set out in this Opinion.

2. Opinions

Subject to the Assumptions and the Qualifications, we are of the opinion that the description of Malaysian laws and legal matters set forth in the Registration Statement under the captions "*Transfers of Cash to and From Our Subsidiaries*", "*There is foreign exchange control in Malaysia*", "*Regulatory Environment And The Laws And Regulations of Malaysia*", "*Enforceability of Civil Liabilities*" and "*Legal Matters*" in each case insofar as such statements

purport to describe or summarise the Malaysia legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarise in all material respects the Malaysia legal matters stated therein as at the date hereof.

3. Qualifications

The opinions set out above are subject to the following qualifications, limitations and exceptions ("**Qualifications**"):

(i) the effect of any future amendment, alteration or adoption of any law, statute, rule, regulation or ordinance or of any future judicial interpretation thereof;

(ii) the courts of Malaysia will not enforce a judgment to an extent that the same may be contrary to public policy in Malaysia;

(iii) where obligations are to be performed in a jurisdiction outside Malaysia, they may not be enforceable under the Malaysia law to the extent that such performance would be illegal or contrary to public policy or exchange control regulations in that other jurisdiction;

(iv) a certificate, determination, notification or opinion of or the exercise of any discretion by any person as to any matter provided for in any of the documents might not be upheld by the courts of Malaysia if it could be shown to have an unreasonable or arbitrary basis or to be manifestly inaccurate or fraudulent;

(v) a court in Malaysia may refuse to give effect to a judgment in respect of costs of unsuccessful litigation brought before a court in Malaysia or where the court has itself made an order for costs;

(vi) enforcement of the obligations of the parties to the documents in a Malaysia court may be limited by prescription or lapse of time or by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, reconstruction or similar law affecting creditor's right generally;

(vii) we express no opinion as to whether any provision in any of the documents purporting to waive or confer a right of set-off or similar right would be effective against a liquidator or creditor;

(viii) any provision of any of the documents providing that certain calculation and / or certificates will be prima facie or conclusive and binding will not be effective if such calculation or certificates are erroneous on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party; where any party is vested with a discretion or may determine a matter in its opinion, Malaysia law may require that the discretion be exercised reasonably or that the opinion be based on reasonable grounds;

(ix) any currency indemnity provision of any of the documents may not be enforceable in the Malaysia courts in relation to any judgment delivered by any court and expressed in a currency other than that in which the relevant sum is payable;

(x) the severability of provisions of any of the documents which are illegal, invalid or unenforceable is, as a matter of Malaysia law, at the discretion of the court, accordingly, we express no opinion as to the enforceability or validity of any such clause of the documents;

(xi) proceedings in a Malaysia court may be stayed if concurrent proceedings are being brought elsewhere;

(xii) a Malaysia court may refuse to give effect to any undertaking for reimbursement or indemnity against expenses in respect of the costs of enforcement or of unsuccessful litigation brought before such a court;

(xiii) failure to exercise a right of action within the relevant limitation period prescribed by the Limitation Act 1953, will operate as a bar to the exercise of such right;

(xiv) failure to exercise a right promptly may operate as a waiver of that right notwithstanding a "no waiver" provision contained in the relevant clauses of any of the documents;

(xv) the exercise of remedies conferred by the documents will be subject to general legal and equitable principles regarding the enforcement of security and general supervisory power and discretion of the courts of Malaysia in the context thereof;

(xvi) any provision contained in any of the documents which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to the documents or any other person may be ineffective;

(xvii) the effectiveness of provisions excusing a party from a liability or duty otherwise owed may be limited by law;

(xviii) we express no opinion as to the priority of the security (if any) created by any of the documents and whether such security constitutes a legal or equitable security interest;

(xix) to be valid and effective, each choice of law in each document must be bona fide and the express choice of law will be disregarded if a Malaysia court considers that the system of law has been chosen to evade the provisions of the legal system with which the documents, determined objectively, are most closely connected;

(xx) we express no view as to the commercial suitability of the documents or of the provisions therein or the general compliance with market practice or any commercial aspects of such documents;

(xxi) we have not carried out any site inspection of the Company's rented property for the purpose of verifying the actual user of the Company's rented property. The actual user of the Company's rented property as stated is based upon the information as supplied by the Company;

(xxii) we have not inspected the Company's rented property, neither have we made any enquiries with respect to physical state and condition of the Company's rented property. We are not in a position to check if there is any illegal or unauthorised partitioning or division of the Company's rented property, or any illegal or unauthorised structure, addition or alteration in or at or to the Company's rented property. We are not in a position to check or verify the area and / or boundary of the Company's rented property;

(xxiii) to the extent that this Opinion contains or refers to reports, opinions or memoranda from any other person, that person remains wholly and exclusively responsible for their contents and we have not carried out any independent verifications of their contents;

(xxiv) this Opinion is limited to Malaysia law as in force and applied by the Malaysia court as at the date of this Opinion;

(xxv) the payment by the Company of any dividends that it has declared (if any) may be prevented, and the priority of such payment may be limited, by bankruptcy, insolvency, liquidation, reorganisation, moratorium, reconstruction or similar laws, rules or regulations affecting creditors' rights generally or by prescription or lapse of time;

(xxvi) the searches are not capable of revealing whether or not a petition has been presented for the winding up of the Company;

(xxvii) we have conducted searches of certain public records. The information contained in these public records is not necessarily accurate or up to date. We have conducted no independent verification of the information. A number of these searches were conducted through third party searching services and we have relied on the accuracy and competence of those search services; and

(xxviii) we have not since 9 February 2026, carried out any other enquiries, investigation, due diligence, review of documents, searches or participated in any other verification exercises whatsoever in relation to any of the matters set out in this Opinion.

4. Consent

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,
for **Christopher & Lee Ong**

Daphne Lam
Partner
T +603 2273 1919
F +603 2273 8310
E daphne.lam@christopherleeong.com